Exhibit 99.3

ECOLAB SECOND QUARTER 2017

2Q 2017 Overview

◢Sales:

▪	Reported sales +4%; fixed currency sales +5%; and acquisition adjusted fixed currency sales +4%
▪

New business growth, new product introductions and share gains drove the sales increases as Global Institutional, Global Industrial and Other segment acquisition adjusted fixed currency sales rose 3% and Global Energy sales rose 5%

◢Operating Income:

▪	Reported operating margin +30 bps; adjusted fixed currency operating margin -70 bps
▪

Volume growth, pricing, and cost saving initiatives offset higher delivered product costs (which included a $0.04 per share unfavorable currency hedge year on year comparison, representing a 4 percentage point negative impact to EPS growth) and investments in the business during the quarter

◢Earnings:

▪	Reported diluted EPS $1.01, +16% versus last year; adjusted diluted EPS $1.13, +5% versus last year
▪	EPS growth also benefited from ongoing work to lower our tax rate and interest expense, as well as a reduced share count

◢Outlook:

▪	2017: Adjusted diluted EPS of $4.70 to $4.90, +8% to 12%
▪	3Q: Adjusted diluted EPS of $1.36 to $1.44, +6% to 13%

SUMMARY

Continued new business gains and pricing drove acquisition adjusted fixed currency sales growth in our Global Institutional, Global Industrial and Other segments and increased Global Energy segment sales during the second quarter.  The sales gains, along with product innovation and ongoing cost efficiency work, offset the impact of higher delivered product costs (which included a previously discussed $0.04 per share unfavorable currency hedge year-on-year comparison, representing a 4 percentage point negative impact to EPS growth) and challenging end markets. These, along with our work to lower interest expense and our tax rate, and fewer shares, yielded the second quarter’s 5% adjusted earnings per share increase.

We continue to expect strong earnings growth for the full year 2017.  We look to significantly outperform an environment that includes higher delivered product costs and sluggish end markets.  We expect improving year-on-year acquisition adjusted fixed currency sales growth in all of our operating segments as they once again work aggressively to outpace their markets, leveraging investments we have made to further improve sales and service force effectiveness and profitability. We expect the improving volume growth and pricing to overcome delivered product cost and hedging headwinds (which should ease sequentially from the second quarter through the second half) and yield strong operating income growth over the balance of the year. This income growth, along with lower interest expense, a lower tax rate, and fewer shares, is expected to lead to double digit earnings per share gains in the second half of the year, with the full year forecasted adjusted diluted earnings per share in the $4.70 to $4.90 range, increasing 8% to 12%.

Currency translation is expected to have a neutral impact to full year earnings.

We look for third quarter adjusted diluted earnings per share to be in the $1.36 to $1.44 range, increasing 6% to 13%.

HIGHLIGHTS

•	Second quarter diluted earnings per share were $1.01.
•

On an adjusted basis, excluding special gains and charges and discrete tax items from both years, second quarter 2017 adjusted diluted earnings per share were $1.13. This compared with adjusted diluted earnings per share of $1.08 a year ago.

•

Consolidated acquisition adjusted fixed currency sales for our Global Institutional, Global Industrial and Other segments rose 3%, while Global Energy sales rose 5%. Regionally, acquisition adjusted fixed currency sales growth was led by North America and Latin America.

•

Reported operating margins increased 30 basis points. Adjusted fixed currency operating margins decreased 70 basis points as volume and price increases were more than offset by the impact of higher delivered product costs (which included a $0.04 per share unfavorable currency hedge year-on-year comparison, representing a 4 percentage point negative impact to EPS growth) in the quarter.  Adjusted fixed currency operating income rose 1%.

•	The operating income gain, along with lower interest expense, a lower tax rate and fewer shares outstanding, yielded a 5% increase in second quarter 2017 adjusted diluted earnings per share.
•	We continue to aggressively work to drive our growth, winning new business through our innovative new products and sales and service expertise, as well as driving pricing and cost efficiencies to grow our top and bottom lines at improved rates.  We expect improving volume growth and pricing across all of our business segments, and look for that to more than offset delivered product cost headwinds including hedging  (which should ease sequentially from the second quarter through the second half) and yield strengthening operating income growth.

•

We expect full year adjusted diluted earnings per share in the $4.70 to $4.90 per share range in 2017, rising 8% to 12%, with the second half results outpacing the first half.  We expect third quarter adjusted diluted earnings per share to be in the $1.36 to $1.44 range, up 6% to 13%.

•	In summary, we expect to deliver strong adjusted diluted EPS growth in 2017.

SALES DISCUSSION

Consolidated sales	% Change
Volume & mix	3%
Pricing	1%
Subtotal	4%
Acq./Div.	1%
Fixed currency growth	5%
Currency impact	-1%
Total	4%

Amounts in the table may reflect rounding.

Ecolab’s second quarter reported sales increased 4% when compared to the year ago period.  Fixed currency sales grew 5%, and acquisition adjusted fixed currency sales increased 4%.  Looking at the growth components, volume and mix rose 3% and pricing increased 1%.  Acquisitions and divestitures added 1% and the impact from currency reduced sales by 1%.

GLOBAL INDUSTRIAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Food & Beverage	3%	3%
Water	4%	3%
Paper	2%	2%
Life Sciences	5%	5%
Textile Care	2%	2%
Total Global Industrial	3%	3%

FOOD & BEVERAGE

Second quarter fixed currency Food & Beverage sales rose 3% as corporate account wins, share gains and pricing more than offset generally flat industry trends. Globally, we saw strong growth in our food business; good growth in our beverage, brew and dairy operations; and soft protein and agri results.  Regionally, fixed currency sales growth was strong in Latin America, with good gains in North America and Asia Pacific, while Europe grew modestly.

Globally, Food & Beverage continues to drive growth using its enterprise selling approach to customers, in which we combine Ecolab’s industry-leading cleaning and sanitizing, water treatment and pest elimination capabilities to demonstrate our value through the delivery of improved food safety results, lower operating costs and enhanced product quality for customers. New business wins are more than offsetting continued challenging industry conditions in the food and beverage industry, and we are realizing further customer penetration, new business capture and leverage from our strong innovation portfolio.  Our new business pipeline looks good, and we expect to show better growth in the third quarter and second half.

WATER

Fixed currency Water sales increased 4% compared to the prior year. Acquisition adjusted fixed currency sales rose 3%.  Light industry water treatment sales showed continued good growth led by its innovative technology and service offerings. Heavy industry water sales also recorded good growth but that was mostly offset by our exit from low margin business in China.  Mining sales were relatively stable as new business wins were offset by the impact of prior mine closures.    Regionally, we saw strong sales growth in Europe, good gains in North America and Asia Pacific, modest growth in Latin America and decline in China.

We continue to leverage our innovative solutions to help customers optimize water efficiency, improve operating results and lower costs.  We remain focused on strengthening our corporate account and enterprise sales teams, increasing our new accounts pipeline and continuing to invest in growth areas for the light, heavy and mining industries.  We look for growth to improve in the third quarter driven by continued share gains in the light and heavy industries and easing comparisons in mining, with further improvement in their fourth quarter performances.

PAPER

Second quarter fixed currency Paper sales increased 2%.  Good growth in North America, Asia Pacific and Latin America, driven by strong sales efforts and business wins, more than offset declines in China and Europe.

We continue to focus on maximizing results for our customers through minimizing their water use and optimizing their total costs in the growth segments of board & packaging, tissue & towel, and pulp. Paper expects to show further moderate growth in 2017 through continued globalization of best practices and a focus on delivering value through innovative solutions.

LIFE SCIENCES

Life Sciences second quarter fixed currency sales increased 5% as we saw good growth from recent business wins and pricing execution. Growth was led by strong sales of cleaning and disinfection programs in the pharmaceutical market and better program penetration in the personal care market.

Life Sciences has solid corporate account prospects and a developing product portfolio supported by a premium sales and service offering.  We expect improved growth from Life Sciences over the balance of 2017 to yield strong full year results, though as a new business with a relatively smaller revenue base pursuing sizable contracts, quarterly comparisons can vary as it builds scale.

GLOBAL INSTITUTIONAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Institutional	% Change	% Change
Institutional	1%	2%
Specialty	10%	10%
Healthcare	52%	5%
Total Global Institutional	8%	3%

INSTITUTIONAL

Fixed currency sales for the Institutional business increased 1% in the second quarter.  Adjusted for divestitures, fixed currency sales for Institutional grew 2%, in line with our expectations.  Global lodging demand continued to show modest growth while global full service restaurant industry foot traffic remained soft, particularly in North America. Looking at Institutional’s regional fixed currency sales, Asia Pacific and Latin America rose modestly, North America grew slightly, and Europe was flat.  Sales again reflected the previously discussed exit of low margin business in North America as well as the other regions. Adjusted for divestitures and the exit of the low margin business, fixed currency Global Institutional sales growth was approximately 3%.

We remain focused on driving new business through the delivery of effective solutions that reduce our customers’ water, energy and labor costs, and leverage that with superior on-site service. We believe the existing and additional sales programs underway, along with pricing and annualization of the business exits over the next several quarters, will yield improving Institutional comparisons in the second half of 2017.

SPECIALTY

Second quarter sales for Specialty grew 10% in fixed currencies, primarily led by new account wins. We continue to drive growth in our global quickservice accounts, leveraging generally modest industry trends. New business gains remain robust, driven by increased service coverage, new product innovations, additional customer solutions and a continued focus among our customers on food safety.  In addition, the timing of some existing customer shipments benefited the second quarter.  The food retail business also posted a strong gain, with the improved sales growth reflecting continued new customer additions and product introductions.

With the strong new account wins, our ongoing investments in new products, increased solutions for customers and an expanded sales and service force, we expect another year of good growth for Specialty in 2017, though the timing of second quarter orders from some existing customers will result in a moderation in Specialty sales growth in the third quarter.

HEALTHCARE

Fixed currency Healthcare sales rose 52% in the second quarter, which includes a full quarter of sales from our Anios acquisition. Acquisition adjusted sales increased 5%.  We achieved good growth in North America while Europe grew moderately.  We continued our focus on executing the Ecolab value proposition, offering innovative products and premium on-site service programs to reduce healthcare acquired infections and increase operational efficiencies, and thereby deliver improved outcomes in hospital operating rooms, patient rooms and central sterile areas.

Ecolab’s outcome-based programs are still a relatively new approach for the industry, and we are well positioned to capitalize on the trend.  The improving sales traction and new business pipeline makes us confident in the long-term growth potential for our business. Further, we expect Anios to bolster our position in Europe and accelerate our international expansion.  We look for third quarter 2017 Healthcare sales to show similar organic growth as the new business gains benefit results.

GLOBAL ENERGY SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Energy	% Change	% Change
Energy	4%	5%

Second quarter fixed currency Global Energy segment sales increased 4%. Acquisition adjusted fixed currency sales grew 5%, reflecting improvement in the North American energy industry activity. Within our upstream businesses, the well stimulation business (representing approximately 10% of Global Energy segment sales) enjoyed very strong growth.  Our production business (which represents approximately 60% of Global Energy segment sales) sales decline narrowed as growth in North America was offset by soft international markets. Sales in downstream rose moderately.

We continue to look for full year 2017 Global Energy segment sales to show low to mid-single digit growth with the second half outperforming the first, led by strong gains in the well stimulation business and improving comparisons in our production and downstream businesses as industry activity expands and our pricing and volumes improve. Third quarter Global Energy segment sales are also expected to grow mid-single digits with strong growth in the well stimulation business, improving downstream results and further narrowing production declines. We continue to be aggressive, using both our industry-leading product innovation and our outstanding sales and service team to drive sales gains, as well as build our position for stronger growth this year and for the future.

OTHER SEGMENT

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	8%	8%
Equipment Care	2%	2%
Total Other	6%	6%

PEST ELIMINATION

Fixed currency Pest Elimination sales increased 8% in the second quarter led by strong sales growth in food retail and hospitality, and good growth in restaurants and food and beverage.  Regionally, North America and Europe enjoyed strong growth, with moderate gains in Latin America and Asia Pacific.

We continue to drive market penetration through innovative service offerings and new technologies to address key customer and global trends.  Additionally, we continue to make progress in globalizing our market-focused capabilities and field technologies.  We expect Pest Elimination sales to show continued good growth in the third quarter led by gains in all markets.

EQUIPMENT CARE

Equipment Care sales grew 2% in the second quarter.  Slower new account acquisition impacted the quarter’s results.  We are strengthening the sales team and expect these changes to improve sales growth as we exit the year.

CONSOLIDATED MARGIN PERFORMANCE

($ millions, unaudited)	2017	% sales	2016	% sales	% change
Gross Profit	$ 1,591.1	45.9%	$ 1,532.0	46.2%	4%

Second quarter gross margins were 45.9%.  Adjusted for special charges, second quarter gross margins were 46.7%, declining 130 basis points from the year-ago level. The decline was driven by higher delivered product costs

(which include an unfavorable currency hedge year-on-year comparison) that more than offset pricing and cost savings.

($ millions, unaudited)	2017	% sales	2016	% sales	% change
SG&A	$ 1,115.3	32.2%	$ 1,093.3	33.0%	2%

SG&A expenses represented 32.2% of second quarter sales and declined 80 basis points from last year as sales volume leverage and cost savings more than offset investments in the business.

($ millions, unaudited)	2017	% sales	2016	% sales	% change
Consolidated Op. Inc.	$ 439.0	12.7%	$ 412.5	12.4%	6%
Consolidated Fixed
Currency Op. Inc. (adj.)	$ 496.3	14.4%	$ 493.7	15.1%	1%

Consolidated operating income margins were 12.7%.  Adjusted for special charges, fixed currency operating income margins were 14.4%, declining 70 basis points from last year’s comparable margin. Adjusted fixed currency operating income increased 1%.  Pricing, volume growth and cost savings initiatives more than offset higher delivered product costs (which include an unfavorable currency hedge year-on-year comparison) and investments in the business during the quarter.

SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2017	% sales	2016	% sales	% change
Global Industrial Op. Inc.	$ 167.5	13.8%	$ 174.5	14.9%	(4)%

Fixed currency acquisition adjusted operating income for the Global Industrial segment decreased 4% and margins declined 100 basis points to 13.9%.  Improved pricing and sales volume gains were more than offset by higher delivered product costs (which include an unfavorable currency hedge year-on-year comparison); results also reflect the comparison to a strong quarter last year.

($ millions - fixed currency, unaudited)	2017	% sales	2016	% sales	% change
Global Institutional Op. Inc.	$ 259.8	21.3%	$ 243.0	21.5%	7%

Fixed currency operating income for the Global Institutional segment increased 7%. Acquisition adjusted fixed currency operating income increased 3% while margins declined 10 basis points to 21.6%. Pricing and sales volume gains were more than offset by innovation and customer investments and higher delivered product costs (which include an unfavorable currency hedge year-on-year comparison).

($ millions - fixed currency, unaudited)	2017	% sales	2016	% sales	% change
Global Energy Op. Inc.	$ 73.4	9.3%	$ 79.7	10.4%	(8)%

Fixed currency Global Energy segment operating income decreased 8%. Acquisition adjusted fixed currency operating income decreased 4% and margins declined 80 basis points to 9.2%.  Volume gains and the benefits from cost reduction actions were more than offset by higher delivered product costs (which include an unfavorable currency hedge year-on-year comparison), a rebuild of compensation reductions made in 2016 and modestly lower pricing.

($ millions - fixed currency, unaudited)	2017	% sales	2016	% sales	% change
Other Op. Inc.	$ 37.0	17.2%	$ 38.2	18.9%	(3)%

Fixed currency operating income for the Other segment decreased 3% as pricing and sales volume gains were offset by field investments.

($ millions, unaudited)	2017	2016
Corporate
Special Gains/(Charges)	($61.2)	($88.1)
Corp. Expense	(41.4)	(41.7)
Total Corporate Expense	($102.6)	($129.8)

Corporate segment expense includes amortization expense of $41 million and $42 million the second quarter of 2017 and 2016, respectively, related to the Nalco merger intangible assets.

Corporate segment also includes net special charges of $61 million ($46 million after tax).  During the second quarter of 2017 in order to streamline operations, we undertook restructuring and other cost-saving actions resulting in charges of $33 million ($25 million after tax).  We also incurred net charges of $16 million ($10 million after tax) associated with Anios and Swisher acquisition and integration costs, $11 million ($10 million after tax) charge associated with a Global Energy vendor contract termination, and legal and other charges.  These charges were partially offset by $11 million of discrete excess tax benefits, and the U.S. dollar cash recovery of intercompany receivables written off during the 2015 deconsolidation of our Venezuelan subsidiaries.

Special gains and charges for the second quarter of 2016 were $88 million ($57 million after-tax).

TAX RATE, SHARES AND CONSOLIDATED INCOME

The reported income tax rate for the second quarter of 2017 was 21.4%, compared with the reported rate of 24.1% in the second quarter of 2016.  The decrease in our reported tax rate was driven primarily by discrete tax items, which included an $11 million ($0.04 per share) tax benefit resulting from excess tax benefits on share-based compensation.  Excluding the tax rate impact of the special gains and charges and discrete tax items, the adjusted tax rate was 24.2% in the second quarter of 2017 and compared with 25.5% for the same period last year.  The decrease in our adjusted tax rate was primarily driven by global tax planning strategies.

Ecolab reacquired 1.2 million shares of its common stock during the second quarter of 2017.  The reacquired shares included 0.3 million shares acquired as part of a final settlement to the accelerated share repurchase program initiated during the first quarter.

The net of this performance is that Ecolab reported second quarter diluted earnings per share of $1.01 compared with $0.87 reported a year ago.  When adjusted for special gains and charges and discrete tax items in both years, second quarter adjusted diluted earnings per share were $1.13 compared with $1.08 last year.

SUMMARY BALANCE SHEET AND

SELECTED BALANCE SHEET MEASURES

(unaudited)	June 30
($ millions)	2017	2016
Cash and cash eq.	$ 260.7	$ 167.4
Accounts receivable, net	2,446.8	2,318.0
Inventories	1,469.8	1,331.7
Other current assets	354.8	278.3
PP&E, net	3,497.4	3,257.3
Goodwill and intangibles	11,065.4	10,482.7
Other assets	428.5	389.2
Total assets	$ 19,523.4	$ 18,224.6

Short-term debt	$ 1,770.6	$ 1,749.9
Accounts payable	1,123.6	977.8
Other current liabilities	1,424.2	1,510.7
Long-term debt	5,909.3	5,097.0
Pension/Postretirement	1,040.1	968.4
Other liabilities	1,266.9	1,251.2
Total equity	6,988.7	6,669.6
Total liab. and equity	$ 19,523.4	$ 18,224.6

	June 30
(unaudited)	2017	2016
Total Debt/Total Capital	52.4%	50.7%
Net Debt/Total Capital	51.5%	50.0%
Net Debt/EBITDA	2.6	2.8
Net Debt/Adjusted EBITDA	2.6	2.3

The inputs to EBITDA reflect the trailing twelve months of activity for the period presented.

Net debt to total capital was 52% at June 30, 2017, with the net debt to adjusted EBITDA ratio at 2.6 times.  Both metrics reflect a year-on-year increase in net debt related to the Anios acquisition.

SELECTED CASH FLOW ITEMS

	Six Months Ended
(unaudited)	June 30
($ millions)	2017	2016
Cash from op. activities	$ 859.7	$ 874.8
Depreciation	286.3	276.0
Amortization	150.9	145.3
Capital expenditures	340.2	303.7

FORECAST

Looking ahead, we remain focused on driving superior fixed currency organic sales and earnings growth through offering the best products, backed by the best service, to yield the best results at the lowest total use cost to the customer.  We will use this model, along with our corporate accounts and independent customer approach, to drive superior fixed currency organic growth in an environment that includes sluggish end markets and higher delivered product costs.  We expect the Global Energy segment to show a much better sales performance in 2017 with improving comparisons developing through the year as the energy markets gradually recover.  While we are carefully watching our costs, we continue to make key long term investments in our growth model and critical support systems.  We also continue to invest in key acquisitions that improve our competitive set for the future.

Ecolab expects full year 2017 adjusted diluted earnings per share in the $4.70 to $4.90 range, rising 8% to 12%, with the second half of the year expected to show better earnings growth comparisons than the first half.  When compared with our 2016 performance, we expect improved acquisition adjusted fixed currency sales growth in our Global Institutional, Global Industrial and Other segments with moderately higher Global Energy segment sales.  We anticipate a slightly lower adjusted gross margin as pricing and cost efficiency actions are more than by offset higher delivered product costs (which included an unfavorable currency hedge year-on-year comparison in the first half), with a similar selling, general and administrative ratio to sales, lower interest expense and a slightly improved adjusted tax rate versus 2016.  At current rates of exchange, we expect foreign currency translation to have a neutral impact on full year diluted earnings per share.

We expect third quarter adjusted earnings to be in the $1.36 to $1.44 range, up 6% to 13% compared with $1.28 earned last year.  We look for improved acquisition adjusted fixed currency sales growth in all of our segments.  Higher delivered product costs are expected to have a significant impact in the quarter, particularly in the Global Industrial and Global Energy segments, though sequentially less than the second quarter.  Global Energy will also reflect the rebuilding of compensation reduced in 2016’s cost reduction actions which, when combined with the higher delivered product costs, is expected to yield lower Global Energy operating income than last year’s third quarter.  We expect consolidated gross margins to be slightly lower than last year, with similar selling, general and administrative ratio to sales, lower interest expense and a slightly improved adjusted tax rate versus 2016.  At current rates of exchange, we expect foreign currency to have a neutral impact on third quarter diluted earnings per share.

SUMMARY

In summary, we delivered on our forecast in the second quarter, while offsetting significant market challenges and investing in our future.  We will stay focused on driving fundamental growth in our businesses using new business wins, new products, pricing and cost efficiency.  We expect improving volume growth and pricing across all our business segments to overcome delivered product cost headwinds (which should ease as the year progresses) and deliver attractive earnings per share growth in 2017, while we continue to make the right investments to sustain our future growth.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding our future financial and business performance and prospects, including forecasted 2017 third quarter and full-year financial and business results, sales and earnings growth, gross margin, interest expense, tax rate, shares outstanding, margins, global economies, delivered product costs, energy market forecast, new business, performance against the market, innovation, investments, pricing, cost savings, foreign currency, and acquisition opportunities. These statements are based on the current expectations of management of the Company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties are set forth under Item 1A of our most recent Annual Report on Form 10-K and other public filings with the Securities and

Exchange Commission (the “SEC”) and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and  foreign currency risk, including  reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to attract and retain high caliber management talent to lead our business; our ability to execute key business initiatives; potential information technology infrastructure failures and cybersecurity attacks; exposure to global economic, political and legal risks related to our international operations; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; our ability to develop competitive advantages through innovation; difficulty in procuring raw materials or fluctuations in raw material costs; our substantial indebtedness; our ability to acquire complementary businesses and to effectively integrate such businesses; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential loss of deferred tax assets; changes in tax law and unanticipated tax liabilities; potential chemical spill or release; potential class action lawsuits;  the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement except as required by law.

Non-GAAP Financial Information

This discussion and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•fixed currency sales

•acquisition adjusted fixed currency sales

•adjusted cost of sales

•adjusted gross margin

•fixed currency operating income

•fixed currency operating income margin

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•acquisition adjusted fixed currency operating income

•acquisition adjusted fixed currency operating income margin

•EBITDA

•adjusted EBITDA

•adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for cost of sales, gross margin and operating income exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

EBITDA is defined as the sum of net income including non-controlling interest, provision for income taxes, net interest expense, depreciation and amortization. Adjusted EBITDA is defined as the sum of EBITDA and special (gains) and charges impacting EBITDA. EBITDA and adjusted EBITDA are used as inputs to our net debt to EBITDA and net debt to adjusted EBITDA ratios. We view these ratios as important indicators of the operational and financial health of our organization.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this supplemental discussion are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2017.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this supplemental discussion. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in the second quarter 2017 supplemental discussion.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Second Quarter Ended		Six Months Ended
(unaudited)	June 30		June 30
(millions, except percent)	2017	2016	2017	2016

Net Sales
Reported GAAP net sales	$ 3,462.7	$ 3,317.2	$ 6,624.3	$ 6,414.6
Effect of foreign currency translation	(24.1)	(53.0)	(25.2)	(59.2)
Non-GAAP fixed currency sales	$ 3,438.6	$ 3,264.2	$ 6,599.1	$ 6,355.4

Cost of Sales
Reported GAAP cost of sales	$ 1,871.6	$ 1,785.2	$ 3,563.1	$ 3,416.6
Special (gains) and charges	24.4	61.9	25.9	61.9
Non-GAAP adjusted cost of sales	$ 1,847.2	$ 1,723.3	$ 3,537.2	$ 3,354.7

Gross Margin
Reported gross margin	45.9%	46.2%	46.2%	46.7%
Non-GAAP adjusted gross margin	46.7%	48.0%	46.6%	47.7%

Operating Income
Reported GAAP operating income	$ 439.0	$ 412.5	$ 812.3	$ 784.0
Effect of foreign currency translation	(3.9)	(6.9)	(4.6)	(10.1)
Non-GAAP fixed currency operating income	$ 435.1	$ 405.6	$ 807.7	$ 773.9

Reported GAAP operating income	$ 439.0	$ 412.5	$ 812.3	$ 784.0
Special (gains) and charges	61.2	88.1	68.9	94.4
Non-GAAP adjusted operating income	500.2	500.6	881.2	878.4
Effect of foreign currency translation	(3.9)	(6.9)	(4.6)	(10.1)
Non-GAAP adjusted fixed currency operating income	$ 496.3	$ 493.7	$ 876.6	$ 868.3

Operating Income Margin
Reported GAAP operating income margin	12.7%	12.4%	12.3%	12.2%
Non-GAAP adjusted fixed currency operating income margin	14.4%	15.1%	13.3%	13.7%

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Second Quarter Ended		Six Months Ended
(unaudited)	June 30		June 30
(millions, except percent and per share)	2017	2016	2017	2016

Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 296.6	$ 258.4	$ 550.1	$ 489.2
Special (gains) and charges, after tax	45.6	57.0	50.8	61.4
Discrete tax net expense (benefit)	(9.7)	3.9	(32.5)	(0.9)
Non-GAAP adjusted net income attributable to Ecolab	$ 332.5	$ 319.3	$ 568.4	$ 549.7

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 1.01	$ 0.87	$ 1.87	$ 1.64
Special (gains) and charges, after tax	0.16	0.19	0.17	0.21
Discrete tax net expense (benefit)	(0.03)	0.01	(0.11)	0.00
Non-GAAP adjusted diluted EPS	$ 1.13	$ 1.08	$ 1.93	$ 1.85

Provision for Income Taxes
Reported GAAP tax rate	21.4%	24.1%	19.6%	24.1%
Special gains and charges	0.6	2.3	0.6	1.4
Discrete tax items	2.2	(0.9)	4.3	0.1
Non-GAAP adjusted tax rate	24.2%	25.5%	24.5%	25.6%

EBITDA (trailing twelve months ended)
Net income including non-controlling interest	$ 1,306.4	$ 968.6
Provision for income taxes	381.6	299.9
Interest expense, net	255.3	251.3
Depreciation	579.4	549.7
Amortization	291.6	295.4
EBITDA	$ 2,814.3	$ 2,364.9
Special (gains) and charges impacting EBITDA	80.0	504.8
Adjusted EBITDA	$ 2,894.3	$ 2,869.7

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2016	2016	2016	2016	2016	2016	2016
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.77	$ 0.87	$ 1.64	$ 1.27	$ 2.91	$ 1.24	$ 4.14
Adjustments:
Special (gains) and charges (1)	0.01	0.19	0.21	0.00	0.20	0.01	0.21
Discrete tax expense (benefits) (2)	(0.02)	0.01	(0.00)	0.02	0.01	0.00	0.01
Adjusted diluted earnings per share (Non-GAAP)	$ 0.77	$ 1.08	$ 1.85	$ 1.28	$ 3.12	$ 1.25	$ 4.37

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2017	2017	2017	2017	2017	2017	2017
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.86	$ 1.01	$ 1.87
Adjustments:
Special (gains) and charges (3)	0.02	0.16	0.17
Discrete tax expense (benefits) (4)	(0.08)	(0.03)	(0.11)
Adjusted diluted earnings per share (Non-GAAP)	$ 0.80	$ 1.13	$ 1.93

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2016 included restructuring charges of $1.8 million, net of tax in the first quarter, and gains related to restructuring of  $1.9 million, $7.2 million, $3.5 million net of tax, in the second, third and fourth quarters, respectively. Special (gains) and charges for 2016 also included a charge of $42.9 million and $7.1 million net of tax, during the second and fourth quarters, respectively, associated with the downturn in the global energy market. Special (gains) and charges for 2016 also included a charge of $6.3 million, net of tax, during the second quarter related to other fixed asset impairments and inventory charges. Special (gains) and charges for 2016 also included a gain of $4.6 million, net of tax, during the fourth quarter of 2016, related to inventory cost policy harmonization efforts, initiated in 2015. Special (gains) and charges for 2016 also included a gain of $4.9 million, net of tax, during the second quarter related to the recovery of previously written off Venezuelan intercompany receivables. Special (gains) and charges for 2016 also included $2.6 million, $14.6 million, $6.6 million and $2.6 million, net of tax, in the first, second, third and fourth quarters, respectively, related to other charges, including litigation related charges.

(2) The first quarter 2016 discrete tax items net benefits of $4.8 million were driven primarily by the release of reserves for uncertain tax positions due to expiration of statute of limitations in non-U.S. jurisdictions. The second quarter 2016 discrete tax items net expenses of $3.9 million were driven by individually immaterial items, including adjustments to deferred tax asset and liability positions. The third quarter 2016 discrete tax items net expenses of $4.5 million were driven primarily by recognizing adjustments from filing our 2015 U.S. federal income tax return, partially offset by settlement of international tax matters and remeasurement of certain deferred tax assets and liabilities resulting from the application of an updated tax rate in an international jurisdiction. The fourth quarter discrete tax items net expenses of $0.3 million were driven by individually immaterial items, including tax charges related to optimizing our business structure and settlement of international tax matters, partially offset by valuation allowance releases and other adjustments.

(3) Special (gains) and charges for 2017 included acquisition and integration costs of $5.3 million, and $10.0 million, net of tax, in the first and second quarters, respectively. Special (gains) and charges for 2017 also included restructuring gains of $0.2 million, and charges of $24.5 million, net of tax, in the first and second quarters, respectively. Special (gains) and charges for 2017 also included a gain of $3.3 million, net of tax, during the second quarter related to the recovery of previously written off Venezuelan intercompany receivables. Special (gains) and charges for the second quarter of 2017 also included a charge of $14.4 million, net of tax, related to inventory charges and Energy Services vendor contract termination and litigation charges.

(4) The first quarter 2017 discrete tax benefits of $22.8 million were driven primarily by $16.0 million tax benefit associated with the accounting for stock compensation excess tax benefits.  The remaining $6.8 million discrete tax benefits were driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions.   The second quarter 2017 discrete tax items net benefits of $9.7 million were driven primarily by a $10.8 million tax benefit associated with the accounting for stock compensation for excess tax benefits. $1.1 million discrete tax expense was driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions.